Exhibit 99.1

For Information Contact:	October 8, 2004
Jeffrey Stopko,
Senior Vice President, Chief Financial Officer
(814) 533-5310	FOR IMMEDIATE RELEASE

AmeriServ Financial Closes $12.6 Million Private Placement Of Common
Stock; Second Closing Of $13.2 Million Planned For December Subject To
Shareholder Approval

JOHNSTOWN, PA, October 8 – The future of AmeriServ Financial, Inc. (NASDAQ: ASRV) became much more positive today according to President and CEO Allan R. Dennison. Dennison announced that AmeriServ has entered into definitive agreements with institutional investors on a $12.6 million private placement of common stock, and a planned second closing of $13.2 million. The placements are designed to strengthen the Company’s balance sheet. Investors in the private placement include Financial Stocks Capital Partners III L.P., institutional investors managed by a large investment management firm headquartered in Boston and other institutional investors. Lehman Brothers Inc. acted as exclusive placement agent for the financing.

The commitment of significant funds by professional investors is a vote of confidence in the turnaround progress for the region’s largest locally owned and managed bank, according to Dennison.

“We are increasingly pleased with the day-by-day progress in our turnaround. However, it is no secret that it is also necessary that we strengthen our balance sheet by reducing the impact of outmoded strategies and complex financing programs. This transaction will help us begin this important process,” said Dennison.

AmeriServ secured commitments from investors to purchase 5.7 million shares at a price of $4.50 per share. The private placement will fund in two tranches. The first tranche for 2.8 million shares, or $12.6 million, is scheduled to close on or about October 8. 2004. The second tranche of 2.9 million shares, or $13.2 million, will close subject to shareholder approval and other contingencies. Under NASDAQ rules, the issuance of more than 20 percent of outstanding stock in a private placement requires shareholder approval. Therefore, AmeriServ plans a special shareholder meeting to approve the issuance and sale of these additional shares. The special shareholder meeting will be held in early December in Johnstown, PA, and if shareholders approve and other contingencies are satisfied, the closing of the second tranche of the offering will occur promptly thereafter.

AmeriServ will use the net proceeds of the private placement to significantly strengthen its balance sheet. The specific actions include a reduction in the level of high-cost long-term borrowings from the Federal Home Loan Bank (FHLB) of Pittsburgh, reducing the amount of costly AmeriServ Trust Preferred Stock outstanding, and an exit from lines of business which are typically not associated with a community bank.

AmeriServ’s Board of Directors, at its regularly scheduled meeting in August 2004, authorized the Company to use proceeds from the initial sale of 2.8 million shares to help facilitate the retirement of certain Federal Home Loan Bank of Pittsburgh advances during the fourth quarter of 2004. AmeriServ intends to pre-pay approximately $100 million of the advances.  Penalties in connection with the prepayment of the advances, expenses associated with reducing the amount of Trust Preferred Stock, and the exiting of lines of business not normally associated with a community bank will result in a one-time after tax charge of approximately $8.8 million in the fourth quarter of 2004. If shareholders approve the second offering, an additional $25 million of FHLB advances will be prepaid and additional shares of Trust Preferred Securities will be redeemed. This will result in a further after-tax charge of approximately $1.2 million. While the restructuring will create a loss for the fourth quarter and for the full year 2004, the Company expects to return to a significantly improved level of profitability in the first quarter of 2005. The Company anticipates that the new capital from the first closing will generate annual additions to net income of approximately $2.3 million beginning in the first quarter of 2005. If the second closing is completed, the Company anticipates that this will generate annual additions to net income of approximately $1.0 million beginning in the first quarter of 2005.

This action should lead to improvements for shareholders, employees, and the community, according to AmeriServ Chairman of the Board Craig G. Ford.

“It is our view that the Company is now stabilized. We remain totally committed to returning to our roots as a community bank. This means that as a part of our turnaround this Company is working to become even stronger. Our turnaround continues, and we are pleased that the investment community has offered this vote of confidence in our efforts thus far,” said Ford.

AmeriServ has reported five consecutive quarters of profitability following losses in the second half of 2002 and in the first quarter of 2003. The Company also anticipates that it will report a sixth consecutive quarter of profitability with the scheduled announcement of its third quarter financial results on October 19, 2004. Highlights of the third quarter will include a sizable reduction in the level of non-performing assets from $10.2 million at June 30, 2004, to approximately $4.0 million at September 30, 2004. This $6 million reduction reflects the successful workout of the Company’s two largest non-performing credits as net charge-offs for the third quarter will only approximate $1.1 million. The Company anticipates that its loan loss reserve coverage of non-performing assets will improve to approximately 250% at Sept. 30, 2004. These asset quality improvements will also have a favorable impact on the Company’s third quarter earnings which are currently projected to approximate $700,000. In addition to the asset quality improvements, the Company will also benefit from lower income tax expense due to a reduction in reserves for prior year tax contingencies.

As part of this transaction, AmeriServ Financial has agreed to file a registration statement covering the resale of the shares of Common Stock acquired in this offering.

AmeriServ Financial, Inc., is the parent of AmeriServ Financial Bank and AmeriServ Trust & Financial Services Company in Johnstown, AmeriServ Associates of State College, and AmeriServ Life Insurance Company.

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This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and accordingly, the cautionary statements contained in AmeriServ Financial’s Annual Report on Form 10-K for the year ended Dec. 31, 2003, and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; AmeriServ’s ability to efficiently incorporate acquisitions into its operations; the ability of AmeriServ and its subsidiaries to increase its customer base; the effect of regulatory and legislative action; possible rejection by our shareholders of the proposal to approve the second part of this offering; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. AmeriServ expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.